Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma combined financial information of Sunoco LP (“Sunoco” or the “Partnership”) reflects the pro forma impacts of the Parkland Acquisition (defined below) which closed on October 31, 2025. Unless otherwise noted, the pro forma financial statement and the notes thereto are presented in United States Dollar, or $, references herein to which represent the lawful currency of the United States. References herein to Canadian Dollar or C$ represent the lawful currency of Canada.

Parkland Acquisition. On October 31, 2025, Sunoco completed the previously announced acquisition of Parkland (“Parkland Acquisition”) whereby Sunoco Retail, LLC, a wholly owned corporate subsidiary of the Partnership, indirectly acquired all the outstanding shares of Parkland Corporation (“Parkland”), in exchange for cash and units representing limited liability company interests in SunocoCorp LLC (“SunocoCorp”) units that were contributed by SunocoCorp to the Partnership at the close of the Parkland Acquisition. Under the terms of the agreement, Parkland shareholders received 0.295 SunocoCorp units and C$19.80 for each Parkland share. Parkland shareholders could elect, in the alternative, to receive C$44.00 per Parkland share in cash or 0.536 SunocoCorp units for each Parkland share, subject to proration to ensure that the aggregate consideration payable in connection with the transaction would not exceed C$19.80 in cash per Parkland share outstanding as of immediately before close and 0.295 SunocoCorp units per Parkland share outstanding as of immediately before close. In connection with the closing of the Parkland Acquisition, Sunoco paid approximately $2.60 billion to Parkland’s shareholders and transferred 51,517,198 SunocoCorp units, which Sunoco had received from SunocoCorp in exchange for the issuance of 51,517,198 Class D units representing limited partner interest in the Partnership (“Class D Units”) to SunocoCorp.

Parkland is a leading international fuel distributor, marketer and convenience retailer with operations in 26 countries across the Americas. Parkland’s functional currency is the Canadian Dollar, and its consolidated structure includes subsidiaries with multiple other functional currencies.

As part of the transaction, the Partnership repurposed and renamed an existing subsidiary as SunocoCorp. Prior to the Parkland Acquisition, SunocoCorp did not have any significant assets, liabilities or operations; in connection with the Parkland Acquisition, the Partnership deconsolidated SunocoCorp and SunocoCorp became a publicly traded entity classified as a corporation for U.S. federal income tax purposes. SunocoCorp units began trading on the NYSE effective November 6, 2025. Subsequent to the Parkland Acquisition, SunocoCorp holds Sunoco Class D Units, representing limited partnership interests in Sunoco that are generally economically equivalent to Sunoco’s publicly traded common units on the basis of one Sunoco Common Unit for each outstanding SunocoCorp unit. For a period of two years following closing of the transaction, Sunoco will ensure that SunocoCorp unitholders receive distributions on a per unit basis that are equivalent to the per unit distributions to Sunoco unitholders

The acquisition was recorded using the acquisition method of accounting which requires, among other things, that assets and liabilities assumed be recognized on the balance sheet at their estimated fair values as of the date of acquisition, with any excess purchase price over the fair value of net assets acquired recorded to goodwill. Management, with the assistance of a third-party valuation specialist, determined the fair value of assets and liabilities as of the date of the acquisition. Determining the fair value involves the use of management’s judgment as well as the use of significant estimates and assumptions.

The unaudited pro forma condensed combined statement of operations assumes that the Parkland Acquisition was consummated on January 1, 2025. The unaudited pro forma condensed combined financial statement should be read in conjunction with Sunoco’s Annual Report on Form 10-K for the year ended December 31, 2025 and Parkland’s interim condensed consolidated financial statement (unaudited) for the nine months ended September 30, 2025. A pro forma balance sheet has not been included herein, because Parkland’s assets and liabilities were included in Sunoco’s audited consolidated balance sheet as of December 31, 2025.

The unaudited pro forma combined financial statement has been prepared in accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786. The pro forma adjustments included herein include those adjustments that reflect the accounting for the Parkland Acquisition in accordance with U.S. GAAP (“transaction accounting adjustments”). Adjustments to reflect synergies and/or dis-synergies related to the Parkland Acquisition (“management adjustments”), which are elective pro forma adjustments under Release No. 33-10786, have not been reflected herein.

The unaudited pro forma combined financial statement is for illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Parkland Acquisition had been consummated on the date indicated, nor is it necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document. The unaudited pro forma combined financial information includes certain non-recurring transaction-related adjustments, as discussed in the accompanying notes.

The unaudited pro forma adjustments are based on available information and certain assumptions that management believes are reasonable under the circumstances. The unaudited pro forma combined financial information is presented for informational purposes only, and is not intended to be a projection of future results. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma combined financial information.

SUNOCO LP

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2025

(in millions of USD, except units and per unit data)

	Sunoco Historical	Parkland Historical, as Adjusted USD (1)	Parkland Acquisition Transaction Accounting Adjustments		Sunoco Pro Forma for Parkland Acquisition
REVENUES	$25,201	$16,754	$(14)	d	$41,941
COSTS AND EXPENSES:
Cost of sales	22,409	14,326	149	d, e	36,884
Operating expenses	765	935	(175)	e	1,525
General and administrative	296	669	(18)	e	947
Lease expense	114	—	252	e	366
Loss on disposal of assets and impairment charges	(6)	44	—		38
Depreciation, amortization and accretion	688	522	44	a, e	1,254

Total cost of sales and operating expenses	24,266	16,496	252		41,014
OPERATING INCOME	935	258	(266)		927
OTHER INCOME (EXPENSE):
Interest expense, net	(541)	(206)	(48)	a, e	(795)
Equity in earnings of unconsolidated affiliates	143	11	—		154
Loss on extinguishment of debt	(31)	—	—		(31)
Other, net	83	(21)	—		62

INCOME BEFORE INCOME TAXES	589	42	(314)		317
Income tax expense	62	4	—		66

NET INCOME	$527	$38	$(314)		$251
Less: Incentive distribution rights	182	—	46	b	228
Less: Preferred units	34	—	85	c	119
Less: Distributions on unvested unit awards	7	—	—		7
Less: Class D unitholder’s interest in net income	(9)	—	(19)	f	(28)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITS	$313	$38	$(426)		$(75)

NET INCOME (LOSS) PER COMMON UNIT (in USD):
Basic	$2.29				$(0.55)

Diluted	$2.28				$(0.55)

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Common units - basic	136,492,204		—		136,492,204
Dilutive effect of unvested awards	706,014		—		706,014

Common units - diluted	137,198,218		—		137,198,218

(1)

Reflects translation from CAD to USD using the average exchange rate for the year ended December 31, 2025, as well as reclassification of certain amounts to conform to Sunoco’s historical presentation. Please see Note 3 below for additional information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENT

1.	BASIS OF PRESENTATION

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 gives effect to the Parkland Acquisition as if it had occurred on January 1, 2025.

The unaudited pro forma combined financial statement is presented for illustrative purposes only. The pro forma adjustments are based upon available information and assumptions described below. The unaudited pro forma combined financial statement is not necessarily indicative of what the actual results of operations or financial position of Sunoco would have been if the Parkland Acquisition had in fact occurred on the date indicated, nor does it purport to project the results of operations or financial position of Sunoco for any future periods or as of any date. The unaudited pro forma combined financial statement does not give effect to any cost savings, operating synergies, and revenue enhancements expected to result from the Parkland Acquisition or the costs to achieve these cost savings, operating synergies, and revenue enhancements.

The unaudited pro forma combined financial statement includes material estimates and assumptions related to purchase price accounting for the Parkland Acquisition, as discussed further below.

The unaudited pro forma combined financial statement should be read in conjunction with the historical consolidated financial statements and related notes of Sunoco and Parkland.

The unaudited pro forma combined financial statement is presented based on accounting principles generally accepted in the United States of America (“U.S. GAAP”). The historical financial statements of Sunoco were prepared in accordance with U.S. GAAP; the historical financial statements of Parkland were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The Partnership has performed an analysis and has not identified significant differences between IFRS and U.S. GAAP for the purposes of presenting the unaudited pro forma condensed combined financial statement.

2.	PARKLAND ACQUISITION TRANSACTION ACCOUNTING ADJUSTMENTS

a.

To record incremental interest expense of $87 million for the year ended December 31, 2025 related to amounts financed in connection with the acquisition, including the full-period impact from $1.7 billion of senior notes issued in September 2025 in advance of the acquisition. Also includes depreciation and amortization expense of $227 million for the year ended December 31, 2025 related to estimated fair values of the acquired assets.

b.

To record additional incentive distributions assumed to be paid to Energy Transfer LP (as holder of Sunoco’s incentive distribution rights) based on the total of 51.5 million Sunoco common units issued to SunocoCorp and the actual distributions declared by Sunoco for the respective periods.

c.	To record distribution assumed to be paid to holders of preferred units issued in connection with the Parkland Acquisition.

d.	Represents the elimination of intercompany activity between Sunoco and Parkland.

e.

Represents reclassification of certain balance sheet and statement of operations amounts to conform Parkland presentation to Sunoco’s presentation as well as certain adjustments from IFRS to U.S. GAAP.

f.	Represents income allocated to Sunoco Class D units issued to SunocoCorp in connection with the Parkland Acquisition and related transactions.

3.	PARKLAND HISTORICAL FINANCIAL STATEMENTS

Parkland Historical represents amounts from January 1, 2025 to October 31, 2025, the ten month period prior to the Parkland Acquisition. The following table reconciles amounts previously reported by Parkland for the nine months ended September 30, 2025 to the Parkland Historical amounts reflected in the unaudited pro forma condensed combined statement of operations. The following table also reflects translation of Parkland’s Statements of Income from CAD to USD using the average exchange rate for the period, as well as reclassification of certain amounts to conform to Sunoco’s historical presentation.

	Parkland Historical Nine Months Ended September 30, 2025 CAD	Parkland Historical Month Ended October 31, 2025 CAD	Parkland Historical Ten Months Ended October 31, 2025 USD	Reclassification Adjustments	Parkland Historical, as Adjusted USD
REVENUES	$21,040	$2,382	$16,754	$—	$16,754
COSTS AND EXPENSES:
Cost of sales	17,956	2,061	14,319	7	14,326
Operating expenses	1,151	156	935	—	935
General and administrative	452	54	362	307	669
Acquisition, integration and other costs	97	10	77	(77)	—
Loss on disposal of assets and impairment charges	—	61	44		44
Depreciation, amortization and accretion	635	72	506	16	522

Total cost of sales and operating expenses	20,291	2,414	16,243	253	16,496

OPERATING INCOME (LOSS)	749	(32)	511	(253)	258
OTHER INCOME (EXPENSE):
Interest expense, net	—	—	—	(206)	(206)
Equity in earnings of unconsolidated affiliates	—	—	—	11	11
Finance costs	(283)	(29)	(223)	223	—
Foreign exchange gain (loss)	9	(9)	—	—	—
Loss on risk management and other	(47)	(43)	(64)	64	—
Costs related to the acquisition	(84)	(237)	(230)	230	—
Share of earnings of associates and joint ventures	14	1	11	(11)	—
Other, net	93	(42)	37	(58)	(21)

INCOME (LOSS) BEFORE INCOME TAXES	451	(391)	42	—	42
Current income tax expense (recovery)	93	(6)	62	(62)	—
Deferred income tax recovery	(7)	(74)	(58)	58	—
Income tax expense	—	—	—	4	4

NET INCOME (LOSS)	$365	$(311)	$38	$—	$38